Exhibit 10.104

17 June 2004

Mitsubishi Electric Information Network Corporation

4-4 Kojimachi I-Chome

Chlyooa-ku

Tokyo 102-0083

Japan

Attention:   Mr. Yasuaki Hirano/Mr.Ohashi Kazuo

Dear Hirano-san and Ohashi-san

LEASE OF B-BLOCK OF TRC C-BUILDING AT 1-1 HEIWJIMA, 5-CHOME, OOTA-KU, TOKYO 143-0006, JAPAN

Thank you for your efforts in trying to resolve the claim by Equinix against MIND for the reduction of rent at B-Block of TRC C-Building.

We believe that we have now reached an agreement on the rent reduction issue, in the following manner:

1.	MIND will reduce Equinix’s current payment for Fixed Costs by JPY 3.5 million per month.

For the avoidance of doubt, such Fixed Costs consist of the following:

(i)	Rent for space;

(ii)	Monthly Fee for Medium Voltage Switchgear Equipment;

(iii)	Cleaning of Common Area;

(iv)	Maintenance & Management Fee for Common Equipment.

Therefore, the revised invoice amount will be as follows:

The current Fixed Costs

less JPY 3.5 million

plus Maintenance of Equipment (less any refundment of Maintenance Equipment)

plus Shared Expenses of Repair (up to May 2006)

plus Actual costs incurred directly by Equinix for monthly fees for commercial power, water service, electricity bill for the elevator for cargo, and the network from TRC to NF Park.

2.	Equinix agrees to withdraw its existing claim against MIND and not to exercise its right to require rent reduction under the Japanese Land and Building Lease Act unless there has been a 15% or more reduction in the rental rates of similar raw warehouse space (“Rental Reduction”). For the determination of Rental Reduction, Equinix shall be entitled to rely on a Index published by any major global appraisal company, including but not limited to CB Richard Ellis, Jones Lang LaSalle and Cushman & Wakefield.

3.	This reduction in rental payment will be effective from 1 April 2004 and expire at the end of the term of First Amendment of Co-location Sub-lease Agreement dated 31 Oct. 2000 between MIND and Equinix.

4.	In relation to shared costs, both parties agree to use all best endeavors to have further cost reductions, including maintenance, management and other related costs. Both parties will review such costs periodically (no less than every six months) with a view to reducing the shared costs.

Accepted by:	Accepted by:

/s/ DAVID WILKINSON	/s/ YASUAKI HIRANO
David Wilkinson Country Manager Equinix Japan K.K. Date: 21st June 2004	Yasuaki Hirano General Manager, International Dept Mitsubishi Electric Information Network Corporation Date: 18 June, 2004